Exhibit 10.81
Hudson Pacific Properties, Inc.
Non-Employee Director Compensation Program

Effective October 1, 2014

Cash Compensation

Board Service
Annual Retainer:	$65,000
Committee Service
Audit Committee:
Chair Annual Retainer:	$25,000
Committee Member (Non-Chair) Retainer:	$12,500
Compensation Committee:
Chair Annual Retainer:	$15,000
Committee Member (Non-Chair) Retainer:	$7,500
Nominating and Corporate Governance Committee:
Chair Annual Retainer:	$10,000
Committee Member (Non-Chair) Retainer:	$7,500
Directors may be permitted to elect to receive vested shares of common stock on a current or deferred basis in lieu of Board Annual Retainer cash compensation in accordance with the terms and conditions of an applicable Director stock plan (if and when implemented by the Company) and, in the case of deferred shares, in accordance with Internal Revenue Code Section 409A.

Board Service and Committee Service Annual Retainers will be paid or granted (as applicable) quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty days after the end of such quarter.

Equity Compensation

Annual Restricted Stock Grant:
Annual restricted stock grants with a value of $90,000 granted on the date of each annual shareholder meeting commencing with the annual shareholder meeting in 2015 (the “Annual Grant”). Each Annual Grant will vest in equal one-third installments on the first, second and third anniversaries of the date of grant, subject to continued service.